UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

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FIRST MID BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 19, 2021

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid Bancshares, Inc. (the “Company”), I cordially invite you to virtually attend the Annual Meeting of Stockholders of First Mid Bancshares, Inc. to be held at 4:00 p.m. on Wednesday, April 28, 2021. Due to the public health impact of the COVID-19 pandemic, and out of concern for the health and safety of our stockholders, employees and directors, this year’s annual meeting will be a virtual meeting of the stockholders.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 19, 2021, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2020 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be virtually present to respond to any appropriate questions stockholders may have.

The 2021 annual meeting of stockholders is being held for the following purposes:

1.	To elect Holly B. Adams (formerly known as Holly A. Bailey), Joseph R. Dively and Zachary I. Horn as directors of the Company (Proposal 1);
2.	To approve an increase in available shares under the First Mid Bancshares, Inc. 2017 Stock Incentive Plan (Proposal 2);
3.	Such other matters as may properly come before the meeting or any adjournments thereof.

Whether or not you plan to virtually attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice.  Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you virtually attend the meeting, you may vote your shares virtually, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-9520 or Aaron Holt, Manager of Shareholder Services, at (217) 258-0463.  We look forward with pleasure to your participation in the meeting.

Very truly yours,

FIRST MID BANCSHARES, INC.

/s/ Joseph R. Dively

Joseph R. Dively

Chairman, President and Chief Executive Officer

1421 Charleston Avenue  •  P.O. Box 499  •   Mattoon, IL 61938  •  Phone: (217) 258-0493

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held April 28, 2021

First Mid Bancshares, Inc.

1421 Charleston Avenue, P.O. Box 499

Mattoon, Illinois 61938 (217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders on Wednesday, April 28, 2021 at 4:00 p.m. local time. Due to the public health impact of the COVID-19 pandemic, and out of concern for the health and safety of our stockholders, employees and directors, this year’s annual meeting will be a virtual meeting of the stockholders. The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 19, 2021.

Whether or not you plan to virtually attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of the communities in which it is located.  The Company owns all of the outstanding capital stock of First Mid Bank & Trust, N.A., a national banking association ("First Mid Bank"); Providence Bank (“Providence Bank”), a Missouri chartered depository trust company; First Mid Wealth Management Company, a trust, farm services, investment services and retirement planning company ("Wealth Management"); Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); First Mid Insurance Group, an insurance agency ("Insurance Group"); and First Mid Captive, Inc. a captive insurance company ("Captive").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 4, 2021 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 18,039,242 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by virtually attending the annual meeting and voting your shares virtually.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, virtually or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or virtually at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 22, 2021, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes of the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding
Principal Stockholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	Common	906,840	(3)	5.0%
Elizabeth Paige Laurie, Trustee of the EPL LINCO Trust, dated December 1, 2015 302 Campusview Drive, Suite 108, Columbia, Missouri 65201	Common	1,262,246	(4)	7.0%
Director Nominees, Directors and Named Executive Officers:
Holly B. Adams (formerly known as Holly A. Bailey)	Common	141,056	(5)	0.8%
Robert S. Cook	Common	36,266	(6)	0.2%
Joseph R. Dively	Common	114,109	(7)	0.6%
Steven L. Grissom	Common	666,022	(8)	3.7%
Zachary I. Horn	Common	4,658	(9)	* %
J. Kyle McCurry	Common	500	(10)	* %
Ray A. Sparks	Common	274,783	(11)	1.5%
Mary J. Westerhold	Common	176,480	(12)	1.0%
James E. Zimmer	Common	13,563	(13)	0.1%
Matthew K. Smith	Common	7,124	(14)	* %
Michael L. Taylor	Common	29,166	(15)	0.2%
Eric S. McRae	Common	33,580	(16)	0.2%
Bradley L. Beesley	Common	16,477	(17)	0.1%
All director nominees, directors, named executive officers and other executive officers as a group (20 persons)	Common	1,560,210	(18)	8.7%

*	Less than 1%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company's common stock.
(2)

Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)	Beneficial and percentage ownership information is based on information contained in a form 13G as filed with the Securities and Exchange Commission on February 7, 2021.
(4)	Beneficial and percentage ownership is based on information contained in a form 13D as filed with the Securities and Exchange Commission on February 25, 2021.
(5)	Consists of 136,685 shares held by Ms. Adams individually; and 4,371 shares held for the account of Ms. Adams under the Company’s Deferred Compensation Plan.
(6)

Includes 14,122 shares held by Mr. Cook jointly with his spouse; 6,106 shares held for Mr. Cook under an Individual Retirement Account; 1,980 shares held as custodian for Mr. Cook's children; 244 shares held for Mr. Cook's wife under an Individual Retirement Account; and 13,814 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.

(7)	Includes 67,742 shares held by Mr. Dively individually; and 46,367 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.
(8)

Includes 42,082 shares held by Mr. Grissom individually; 27,714 shares held jointly with his spouse; and 2,819 shares held for the account of Mr. Grissom under the Company's Deferred Compensation Plan. Mr. Grissom also is one of four trustees for the Richard Anthony Lumpkin Trust Dated May 13, 1978 for the benefit of the children of Richard Anthony Lumpkin. This trust holds 46,159 shares and voting and investment power is shared. The above Common Stock amount also includes 382,397 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Richard Anthony Lumpkin; 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of the children of Richard Anthony Lumpkin; 1,540 shares held by the Richard Anthony Lumpkin 1990 Dynasty Trust for the benefit of Benjamin I. Lumpkin; 1,540 shares held by the Richard Anthony Lumpkin 1990 Dynasty Trust for the benefit of Elizabeth L. Celio; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Emma G. Celio, 600 shares for the benefit of Claudia M. Celio and 600 shares for the benefit of Gabriela C. Celio; 19,873 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Mary Lee Sparks; 152 shares held by the Anne R. Sparks 1976 Trust under MLS Trust; 151 shares held by the Barbara S. Federico 1976 Trust under MLS Trust; 151 shares held by the Christina S. Duncan 1976 Trust under MLS Trust; 651 shares held by the Barbara S. Federico 1990 Dynasty Trust under MLS Trust; 651 shares held by the Christina S. Duncan 1990 Dynasty Trust under MLS Trust; 650 shares held by the Anne R. Sparks 1990 Dynasty Trust under MLS Trust; 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust dated July 5, 2001; 130,610 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon and 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Margaret Lumpkin Keon. Mr. Grissom has sole voting and investment power over these trusts. Mr. Grissom disclaims beneficial ownership of the 593,407 shares held by the foregoing trusts.

(9)	Includes 3,000 shares held by Mr. Horn individually; and 1,658 shares held for the account of Mr. Horn under the Company's Deferred Compensation Plan.
(10)	Includes 500 shares held by Mr. McCurry individually.
(11)

Includes 188,037 shares held by Mr. Sparks individually; 40,828 shares held by Sparks Investment Group, LP; 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; and 27,038 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan.

(12)

Includes 40,421 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 5,714 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 20,236 shares held by DMW Investments, LLC and  56,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; 35,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 8,227 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power.

(13)

Includes 1,834 shares held by Mr. Zimmer individually; 3,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; and 8,679 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan.

(14)	Includes 6,507 shares held by Mr. Smith individually; and 617 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.
(15)

Includes 17,847 shares held by Mr. Taylor individually; 8,381 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and 2,938 shares held for the account of Mr. Taylor under the Company's Deferred Compensation Plan.

(16)

Includes 22,062 shares held by Mr. McRae individually; 2,518 shares for the account of Mr. McRae under an Individual Retirement Account; 3,915 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; and 5,085 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan.

(17)

Includes 7,900 shares held by Mr. Beesley individually; 3,051 shares held for the account of Mr. Beesley under the Company’s 401(k) Plan; and 5,526 shares held for the account of Mr. Beesley under the Company's Deferred Compensation Plan.

(18)	Includes shares for seven executive officers not included in the above table.

As of February 1, 2021, Wealth Management acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 210,237 shares, or 1.26%, of the outstanding Common Stock of the Company, over which Wealth Management has sole voting and investment power with respect to 199,184 shares, or 1.19%, of the outstanding Common Stock and shared voting and investment power with respect to 11,053 shares, or 0.07%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, upon the recommendation of the Board of Director's independent directors, the Board of Directors has nominated for re-election as Class II directors, for a term expiring in 2024, Ms. Adams, Mr. Dively and Mr. Horn. Ms. Adams, Mr. Dively and Mr. Horn have served as directors of the Company since 2012, 2004 and 2020, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class II directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 19, 2021	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Holly B. Adams (formerly known as Holly A. Bailey)	50	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2012); Director of Wealth Management (since July 2018).	2012	2021
Joseph R. Dively	61

Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of First Mid Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and First Mid Bank (since 2004); Director of Data Services and Insurance Group (since 2009); Director of Wealth Management (since July 2018); Director of Providence Bank (since February 2021).

			2004	2021
Zachary I. Horn	42	President and sole owner, Metro Communications Company, Inc., a telecommunications firm (since 2000); Director of the Company, First Mid Bank, Data Services, Insurance Group and Wealth Management (since January 2020).	2020	2021

The Board of Directors recommends a vote "FOR" the election of Directors

Adams, Dively and Horn term of three years.

Name	Age at March 19, 2021	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Robert S. Cook	38	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014); Director of Wealth Management (since July 2018); Director of Providence Bank (since February 2021).	2014	2022
Ray A. Sparks	65

Advisor to Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain, in the area of corporate philanthropy (since 2019); private investor, Sparks Investment Group, LP (since 1997); CEO and Senior Advisor of Mattoon Area Family YMCA(2009-2019); President of Elasco Agency Sales, Inc. and Electric Laboratories and  Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Company (since 1994); Director of First Mid Bank (since 1997); Director of Data Services (since 1996); Director of Insurance Group (since 2002); Director of Wealth Management (since July 2018).

			1994	2022
James E. Zimmer	57	Owner, Zimmer Real Estate Properties, a student housing provider (since 2010); Co-Founder, BioEnzyme, an agriculture business focused on innovative solutions for farmers (since 2010); Chief Executive Officer of Channel Bio, a corn/soybean seed company owned by Monsanto Corporation (2008-2010); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014); Director of Wealth Management (since July 2018).	2014	2022
Steven L. Grissom	68	Chief Executive Officer of SKL Investment Group, LLC (since December 2015); Administrative Officer of SKL Investment Group, LLC, a private investment company (1997-November 2015); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Director of the Company and First Mid Bank (since 2000); Director of Data Services (since 2009); Director of Insurance Group (since 2009); Director of Wealth Management (since July 2018).	2000	2023
Mary J. Westerhold	55	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, Data Services and Insurance Group (since September 2016); Director of Wealth Management (since July 2018).	2016	2023
J. Kyle McCurry	43	Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office (since 2015); Director of the Company, First Mid Bank, Data Services, Insurance Group and Wealth Management (since February 2021); Director of LINCO Bancshares, Inc. (2015-2021); Director of Providence Bank (since 2015).	2021	2023

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors has determined that, except for Mr. Dively, each of the members of the Board of Directors is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ").  The Board of Directors has established an audit committee and a compensation committee.  The Board of Directors has concluded all current members of the audit committee and compensation committee, and all members of both committees during 2020, satisfy the independence, experience and other membership requirements of NASDAQ, as required by the audit committee charter and the compensation committee charter.  The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.

A total of 18 regularly scheduled and special meetings were held by the Board of Directors during 2020.  During 2020, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. The Company expects directors to attend the annual meeting, absent special circumstances.  All of the then current directors attended the Company’s virtual 2020 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly B. Adams (formerly known as Holly A. Bailey) has served as a director of the Company since 2012. Ms. Adams has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since August 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri.  He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of First Mid Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunication holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and is also a Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”). He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Chief Executive Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Zachary I. Horn joined the Company's board of directors in January 2020. Mr. Horn has a bachelor’s degree in economics from St. Louis University and a master’s degree in finance from the University of Illinois. He is the founder, president and sole owner of Metro Communications Company, Inc. (since 2000) a regional telecommunications services provider. His leadership experience, the business and financial knowledge gained in developing his company over the past 19 years, and his experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

J. Kyle McCurry joined the Company’s board of directors in February 2021. Mr. McCurry has a bachelor’s degree in business administration and Juris Doctor Degree from the University of Missouri-Columbia. He is the Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office that provides management services to support the activities and investments of its principals (since 2015). Prior to joining Paige Sports, Mr. McCurry was a partner with Stinson, LLP, where his practice focused on mergers and acquisitions, corporate finance, and regulatory and general corporate matters for banks and bank holding companies. He also served on the Board of Directors of Providence Bank since 2015. Mr. McCurry’s experience counseling bank and bank holding companies, including those of our newly acquired bank, Providence Bank, and managing the legal, risk and operational matters of a wide variety of entities will assist the Board of Directors in its various areas of oversight and banking experience.

Ray A. Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is currently assisting Rural King Farm & Home Supplies, Inc. in the area of corporate philanthropy (since 2019) and is a private investor (since 1997). He is the former Chief Executive Officer and Senior Advisor (2009-2019) of the Mattoon Area Family YMCA and he was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997). He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

Mary J. Westerhold has served as a director of the Company since September 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. She has been determined by the Board of Directors to be an audit committee financial expert. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of one of the Company's acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since August 2014. Mr. Zimmer has an MBA degree from Washington University.  From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner and operator of Zimmer Real Estate Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company.  The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on April 29, 2020, the Board of Directors appointed Ms. Adams as its lead independent director.  Prior to Ms. Adams’ appointment, Mr. Sparks served as the lead independent director.  The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 7.9% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter.  The senior loan committee approves all loan underwriting decisions in excess of $4 million and up to $15 million. The Board of Directors approves all underwriting decisions in excess of $15 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee but has adopted a Director Nomination Policy.  The Board of Directors' independent directors (the "Independent Directors") perform the functions of a nominating committee and consider and act on all matters relating to the nomination of individuals for election as directors, including pursuant to our diversity policy. Pursuant to the Director Nomination Policy, the Independent Directors review and make recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors.  The Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance. The Board of Directors does not believe it needs a separate nominating committee because the Independent Directors have the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfies the independence requirements of NASDAQ. The Independent Directors act in accordance with the Company’s Director Nomination Policy and the Company's Certificate of Incorporation when performing their nominating function.

In the consideration of director nominees, the Independent Directors consider, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; (5) the prospective nominee’s contributions to the Board of Directors as a whole; and (6) the background, including diversity of gender, race and ethnic background, of the prospective nominee.

Any stockholder who wishes to recommend a director candidate for consideration by the Independent Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Restated Certificate of Incorporation.  The Company's Restated Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Restated Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Restated Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2020 were, and on the date of this proxy statement are, Messrs. Grissom, Horn, Sparks, Cook and Zimmer, Ms. Adams and Ms. Westerhold.  Mr. McCurry became a member of the audit committee in February 2021 when he joined the Board of Directors. The audit committee met seven times in 2020.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence, experience and other membership requirements of NASDAQ.  The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Steven L. Grissom and Mary J. Westerhold are each audit committee financial experts.  Accordingly, Mr. Grissom and Ms. Westerhold are each presumed to qualify as financially sophisticated audit committee members under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 26, 2021.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2020 were, and on the date of this proxy statement are, Messrs. Grissom, Horn, Sparks, Cook and Zimmer, Ms. Adams and Ms. Westerhold. Mr. McCurry became a member of the compensation committee in February 2021 when he joined the Board of Directors. The compensation committee met four times in 2020.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The Board of Directors determined that each member of the compensation committee satisfies the independence, experience and other membership requirements of NASDAQ. The compensation committee acts pursuant to a written charter that was adopted by the Board of Directors on January 26, 2021.  A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Messrs. Grissom, Horn, Sparks, Cook and Zimmer and Ms. Adams and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2020, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2020, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company.  This code of conduct is posted on the Company’s website at www.firstmid.com.  The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and beneficial owners of more than 10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3,4, and 5 with the Securities and Exchange Commission, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of Securities and Exchange Commission Forms 3, 4, and 5 and upon related written representations furnished to the Company with respect to the fiscal year ended December 31, 2020, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities and Exchange Act of 1934 during the fiscal year ended December 31, 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2020. The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the PCAOB regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. This audit committee report is submitted by the audit committee of the Board of Directors:

Mary J. Westerhold, Chairman	Zachary I. Horn
Holly B. Adams	J. Kyle McCurry
Robert S. Cook	Ray A. Sparks
Steven L. Grissom	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2020 and 2019, the audit of the Company’s internal control over financial reporting as of December 31, 2020 and 2019, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2020 and 2019 were $255,300 and $236,100, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2020 and 2019 (namely employee benefit plan audits) were $33,100 and $33,072, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2020 and 2019 (namely preparation of consolidated tax returns and tax advice) were $57,865 and $65,530, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by BKD, LLP for the fiscal years ended December 31, 2020 and 2019 (namely consents and other special audit procedures required following the Company's acquisitions) were $34,000 and $0, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee preapproved all services performed by the independent auditors in 2020.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2020.  BKD, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from BKD, LLP is expected to be present virtually at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2021.  The Company expects to appoint its independent auditors for 2021 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

James E. Zimmer, Chairman	Zachary I. Horn
Holly B. Adams	J. Kyle McCurry
Robert S. Cook	Ray A. Sparks
Steven L. Grissom	Mary J. Westerhold

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2020 were:

Joseph R. Dively:	Chairman, President & Chief Executive Officer
Matthew K. Smith:	Executive Vice President & Chief Financial Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Eric S. McRae:	Executive Vice President & Chief Credit Officer
Bradley L. Beesley:	Executive Vice President & Chief Wealth Management Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.
•	Enable the Company to attract and retain the best available executive talent.
•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   Since 2011, the compensation committee has granted performance awards under its executive long-term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long-term incentive plan align key executive compensation with the Company’s performance goals.  The long-term incentive plan generally includes goals which ensure that the executives are focused on sustainability of earnings and growth of the Company.

Enable the Company to attract and retain the best available talent.  To achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2020, the data consisted of a compensation survey, prepared by the Company’s Chief Human Resources Officer, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2020 analysis ranged in size from approximately $1 billion to $5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so in setting 2020 compensation.

Total compensation for the named executive officers was initially targeted at the 25th to 50th percentile of the survey group for similar executive positions, then adjusted based on various factors, including the market survey data, individual performance and the experience level of the executive.  The compensation committee approved changes to the current compensation program for the 2020 pay decisions, including salary increases for certain executives.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning of each year. Based on the guidelines and factors described above, the compensation committee, in early 2020, concluded that adjustments to base salaries for the named executive officers were necessary in order to keep their compensation competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2020 base salary for the named executive officers as follows (salary increases were effective as of February 10, 2020):

Executive	2020 Salary Rate	$ Increase from 2019 Salary Rate
Mr. Dively	$476,364	$26,964
Mr. Smith	246,418	18,253
Mr. Taylor	312,393	9,099
Mr. McRae	276,705	4,089
Mr. Beesley	186,420	8,877

The actual salaries paid to the named executive officers in 2020 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2020 would be as follows: The incentive opportunity for all named executive officers would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions), and the Company’s asset quality (adversely classified loans and repossessed assets as a percent of total loans, excluding Payroll Protection Program (“PPP”) loans, would continue as a performance measure, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. In addition, for 2020, performance metrics tied to efficiency and lines of business were introduced as new metrics for Messrs. Dively, Smith and Taylor, because the compensation committee determined that improving overall efficiency and building a relationship driven culture that includes all business line products and services represents better alignment to the strategic plan and goals of the Company and represents better measures of stockholder value for the near term.  For Mr. Beesley, 30% of his cash incentive opportunity continued to be based on the profitability of Wealth Management.

The target cash incentive opportunity for each named executive officer established for 2020 was based on a percentage of the executive's salary rate in effect beginning February 10, 2020, as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to Efficiency	% of Cash Incentive Tied to Lines of Business	% of Cash Incentive Tied to WM Profitability
Mr. Dively	50%	70%	10%	10%	10%
Mr. Smith	25%	70%	10%	10%	10%
Mr. Taylor	25%	70%	10%	10%	10%
Mr. McRae	25%	70%	30%
Mr. Beesley	25%	70%				30%

At the same time, the compensation committee established the criteria for measurement of these goals.  The net income target, efficiency target and the lines of business target were determined using the current year budgeted amounts. The asset quality target was determined based on a percentage of the current balance of total loans outstanding, excluding PPP loans (which was $2.97 billion) at December 31, 2020.  The Wealth Management profitability target was determined using budgeted profitability for 2020.

Using the metrics above as a base line, the compensation committee determined the following 2020 goal criteria:

	Net Income	Asset Quality	Efficiency	Lines of Business	WM Profitability
Threshold (1):	$42.9 million	2.55%	63.70%	$5.9 million	$3.1 million
Target (2):	$46.3 million	2.38%	59.40%	$6.3 million	$3.3 million

(1)

Amounts for threshold were determined as 93% of current year budgeted net income, adversely classified assets of 2.55% of current year loan balance, efficiency ratio of 63.7%, combined lines of business of 93% of 2020 budget for FMIG and WM, and 93% of 2020 WM budget.

(2)

Amounts for target were determined as 100% of current year budgeted net income, adversely classified assets of 2.38% of current year loan balance, efficiency ratio of 59.4%, combined lines of business of 100% of 2020 budget for FMIG and WM and 100% of 2020 WM budget.

During 2020, the compensation committee established the percent of the target cash incentive opportunity that would be earned at each performance level as:

Performance Level	CEO	Other Named Executive Officers
Threshold:	25%	13%
Target:	50%	25%

In addition to the changes above, tables were established to determine payout for achievement in between threshold and target, and for achievement that exceeds target. For achievement between threshold and target, each decrease of $280,000 of net income from the target to the threshold level decreased the CEO's payout opportunity by approximately 2.1% and decreased the other named executive officers' payout opportunity by 1%. For each increase in net income of $113,000 above the target, the CEO payout opportunity increased by approximately 1.65% and the other named executive officers' payout opportunity increased by 1%. Similar tables were established for corporate asset quality, efficiency, lines of business and wealth management net income with increases and decreases to the opportunity of the CEO and other named executive officers being the same.

Operations for 2020 resulted in net income (adjusted for non-recurring costs associated with acquisitions) of $46.4 million, which exceeded the target level.  Adversely classified assets on December 31, 2020 totaled $62 million or 2.09% of the current year loan balance excluding PPP loans, which exceeded the target level. Efficiency was 56.08% which also exceeded the target level. Net income for the combined lines of business was $6.97 million which was greater than the target level and Wealth Management profitability for 2020 was $3.8 million, which exceeded the target level. The cash incentive awards paid were based on performance achievement as follows:

Mr. Dively	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	35.0%
Asset Quality	10%	114%	12.0%
Efficiency	10%	106%	8.8%
Lines of Business	10%	110%	10.0%
			65.8%

Messrs. Smith and Taylor	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	17.5%
Asset Quality	10%	114%	6.7%
Efficiency	10%	106%	4.8%
Lines of Business	10%	110%	5.5%
			34.5%

Mr. McRae	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	17.5%
Asset Quality	30%	114%	20.1%
			37.6%

Mr. Beesley	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	17.5%
WM Budget NI	30%	116%	21.6%
			39.1%

Based on the above levels of attainment, the following bonuses were paid for 2020:

Executive	Cash Incentive
Mr. Dively	$313,209
Mr. Smith	85,014
Mr. Taylor	107,776
Mr. McRae	104,041
Mr. Beesley	72,890

Mr. Beesley maintains ongoing responsibilities for managing a portfolio of brokerage customers that includes providing investment advice and completing investment trades. Pursuant to the terms of his employment agreement, and consistent with standard practice in the brokerage industry, Mr. Beesley is entitled to 30% of net revenues he generates on his individual book of business through First Mid Bank's broker/dealer. Accordingly, the compensation committee approved an additional annual cash incentive for Mr. Beesley for 2020 of $220,155, for a total of $293,045.

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. In January 2020 the compensation committee made grants of performance-based RSUs to the named executive officers. The January 2020 awards were for a target number of units as follows:

Executive	RSU Award
Mr. Dively	5,200
Mr. Smith	1,000
Mr. Taylor	1,500
Mr. McRae	1,500
Mr. Beesley	1,000

The RSU award was subject to a one-year performance period with a performance goal based on 2020 budgeted net income (the target was $46.3 million).  If the target goal is attained or exceeded, the executives receive a restricted stock award for the target number of shares, and the award is then subject to further three-year service-based vesting with 1/3 vesting on December 15, 2021, 2022 and 2023.  If the target goal is not met, no shares are earned, and the award is forfeited. During 2020, the target net income goal was exceeded and in January of 2021, the executives were awarded the target number of shares of restricted stock.

The compensation committee has also approved an annual discretionary pool of shares that may be awarded based on individual performance each year. The compensation committee makes the discretionary awards based on recommendations of the CEO. On this basis, in January 2020, the compensation committee also awarded Mr. Smith 750 shares of restricted stock from the discretionary pool in recognition of his individual performance during 2019. These shares are also a three-year, service-based award that vests 1/3 each on December 15, 2020, 2021 and 2022.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to a maximum in 2020 of $19,500, or $26,000 if age 50 or over, and the Company contributes a matching contribution of up to 4% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution up to 2% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be considered in determining contributions, which was $285,000 in 2020). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) Plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are generally for three-year terms, provide for a minimum base salary which cannot be reduced, and a cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months (12 months for Mr. Beesley), a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2020, each named executive officer received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company paid for annual country club membership dues for all of the named executives and all of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policy

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

Anti-Hedging Policy

The Company's Insider Trading Policy prohibits its directors, officers or other employees from engaging in short sales of Company stock, as well as transactions in any puts, calls or other derivative securities on Company stock in any organized market, or "hedging." The Insider Trading Policy also prohibits employees, officers and directors of the Company from depositing any Company stock in a margin account.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year but contained an exception for “performance-based compensation.”  The Tax Cuts and Jobs Act of 2017 amended section 162(m) to cover a public company's chief financial officer, extend its reach to post-termination payments and eliminate the performance-based exception, beginning in 2018. However, due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2020 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 91% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2020, except for the changes noted above to the annual cash incentive.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s named executive officers, who consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph R. Dively	2020	490,537	179,192	313,209	28,723	1,011,661
Chairman, President &	2019	444,877	173,212	239,328	27,516	884,933
Chief Executive Officer	2018	413,591	319,144	289,800	30,645	1,053,180
Matthew K. Smith	2020	253,088	60,305	85,014	27,186	425,593
Executive Vice President	2019	226,178	66,620	62,289	26,311	381,398
& Chief Financial Officer	2018	213,673	77,840	79,212	24,734	395,459
Michael L. Taylor	2020	323,008	51,690	107,776	28,583	511,057
Sr Executive Vice President	2019	301,072	83,275	82,799	28,701	495,847
& Chief Operating Officer	2018	287,348	116,760	106,297	26,778	537,183
Eric S. McRae	2020	286,718	51,690	104,041	36,085	478,534
Executive Vice President &	2019	271,003	49,965	74,424	33,036	428,428
Chief Credit Officer	2018	260,580	116,760	96,464	34,226	508,030
Bradley L. Beesley	2020	192,224	34,460	293,045	25,054	544,783
Executive Vice President &	2019	175,997	33,310	218,224	25,541	453,072
Chief Wealth Mgmt Officer	2018	167,493	77,840	206,278	28,232	479,843

(1)

Stock Awards.  The amounts in this column represent the aggregate grant date fair value of restricted stock and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the performance-based awards, which is also the grant date fair value assuming the maximum level of attainment is achieved. See Note 13 to the consolidated financial statements in the Company’s 2020 Form 10-K for a description of the valuation.

(2)

Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2020, 2019 and 2018 and reflect the amounts actually paid in February 2021, 2020 and 2019, respectively, under the Company’s Annual Cash Incentive Compensation Plan. The amounts for Mr. Beesley also includes payment per his employment agreement of 30% of net revenues generated on his individual book of business through First Mid Bank's broker/dealer.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.

(3)

All Other Compensation.  For 2020, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive officer (Mr. Dively: $9,428; Mr. Smith: $15,338; Mr. Taylor: $15,890; Mr. McRae: $14,683; and Mr. Beesley: $12,008); (ii) country club dues for each named executive officer; (iii) automobile allowances for each named executive officer; and (iv) communication device allowances for each named executive officer.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively:  The employment agreement with Mr. Dively was renewed effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith:  The employment agreement with Mr. Smith was effective December 31, 2020 and has a term through December 31, 2023 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor was updated effective December 31, 2020 and has a term through December 31, 2023 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was updated effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 25% of base salary, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Beesley:  The employment agreement with Mr. Beesley was renewed effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25%  of base salary, (iii) participation in the Company’s Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance (and although not specified in the employment agreement, the Company also pays annual country club membership dues), and (v) other benefits made available to Company executives or management employees. In addition, Mr. Beesley will receive 30% of the net revenues generated on his individual book of business through First Mid Bank's broker/dealer.

First Retirement and Savings Plan (“401(k) Plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a discretionary contribution by the Company, which for 2020 was 2% of compensation, and a matching contribution by the Company of up to 100% of the first 3% and 50% of the next 2% of employee contributions.

2020 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2020 restricted stock and RSU awards granted in 2020.

								All Other Stock Awards:	Grant
		Estimated Possible Payouts Under Non-Equity Incentive Plan 'Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			No. of Shares of Stock or Stock	Date Fair Value of Stock
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(4)	Awards ($)(5)
Joseph R. Dively		119,091	238,182	—
	01/21/20				—	5,200	5,200	—	179,192
Matthew K. Smith		32,034	61,605	—
	01/21/20				—	1,000	1,000	—	60,305
Michael L. Taylor		40,611	78,098	—
	01/21/20				—	1,500	1,500	—	51,690
Eric S. McRae		35,972	69,176	—
	01/21/20				—	1,500	1,500	—	51,690
Bradley L. Beesley		24,235	46,605	—
	01/21/20				—	1,000	1,000	—	34,460

(1)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2020, which has now occurred.  Thus, the information in the “Threshold” and “Target” columns reflect the range of potential payouts when the performance goals were set in January 2020.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2020 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

The Compensation Committee has established tables of potential payout levels if performance is between the threshold and target levels or if performance is above the target level. There is no maximum cap.

(3)

Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of RSUs granted on January 21, 2020 under the 2017 Stock Incentive Plan. If the performance is lower than target level, the award is forfeited. Performance for 2020 exceeded target, so payout (in the form of restricted stock) occurred at the target level.  A description of the 2020 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The compensation committee also awarded 750 shares of restricted stock from the annual discretionary pool to Mr. Smith for his individual performance in 2019.
(5)

The grant date fair value of performance-based RSUs is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value of restricted stock is based on the actual shares issued.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2020.

	Restricted Stock Awards (1)
Name	Number of Unearned Shares or Units that have not Vested (#) (1)	Market Value of Unearned Shares or Units that have not Vested ($) (2)
Joseph R. Dively	10,400	350,064
Matthew K. Smith	2,833	95,359
Michael L. Taylor	3,333	112,189
Eric S. McRae	3,000	100,980
Bradley L. Beesley	2,000	67,320

(1)

This table includes the awards of (i) RSUs granted on January 23, 2018 that were earned at target based on performance through December 31, 2018 and converted to restricted stock. The remaining restricted stock vests on December 15, 2021; (ii) 1,000 discretionary shares of restricted stock granted on January 22, 2019 to Messrs. Smith and Taylor each that vest at a rate equal to 1/3 on December 15, 2019, December 15, 2020 and December 15, 2021; (iii) RSUs granted on January 22, 2019 that were earned at target based on performance through December 31, 2019 and converted to restricted stock. The remaining restricted stock vests on December 15, 2021 and December 15, 2022; (iv) 750 discretionary shares of restricted stock granted on January 21, 2020 to Mr. Smith that vest at a rate equal to 1/3 on December 15, 2020, December 15, 2021 and December 15, 2022; and (vii) RSUs granted on January 21, 2020 that were earned at target based on performance through December 31, 2020 and converted to restricted stock that vest at a rate equal to 1/3 on December 15, 2021, December 15, 2022 and December 15, 2023.

If an executive’s employment terminates for any reason prior to the end of the RSU’s annual performance period, the RSU award will be forfeited.  If an executive’s employment terminates prior to a vesting date that applies to any restricted stock, he will forfeit the award, unless such termination occurs on or after attaining age 66 with 10 years of service or due to death or disability (in which case the executive will vest in the then unvested shares).

(2)	The market rate is based on the closing price of the Company’s stock on December 31, 2020 ($33.66).

2020 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the vesting of restricted stock and RSUs during 2020 by each named executive officer and the amount realized upon such exercise or vesting. The Company had no outstanding stock options in 2020.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized when Shares Vested ($)(1)
Joseph R. Dively	4,467	151,521
Matthew K. Smith	1,583	53,695
Michael L. Taylor	1,833	62,175
Eric S. McRae	1,500	50,880
Bradley L. Beesley	1,000	33,920

(1)	Represents the number of shares vested during 2020 multiplied by the closing market price ($33.92) of the underlying shares on the vesting date (December 15, 2020).

2020 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2020 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Joseph R. Dively	59,832	—	(7,361)	—	1,560,716
Matthew K. Smith	—	—	(343)	—	20,758
Michael L. Taylor	36,850	—	7,402	—	101,897
Eric S. McRae	14,336	—	392	—	173,823
Brad L. Beesley	—	—	(3,072)	—	185,988

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)

The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Dively:  $705,231 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: $132; Mr. Taylor: $9,051; Mr. McRae:  $56,600; Mr. Beesley: $61,701.

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Goldman Sachs FST Money Market Fund until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Goldman Sachs FST Money Market Fund had an annual return for 2020 of 0.61%.  The Company’s common stock had an annual return for 2020 of -2.21%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2020 include the following:

•

If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.
ii.

Continued coverage of the executive under the Company’s health plan for the 12-month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•

If following a Change in Control of the Company (as defined in the 2017 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Dively, Smith, Taylor and McRae, payment of the executive’s then current base annual salary for 24 months. For Mr. Beesley, continued salary for 12 months.
ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.
iii.

Continued coverage of the executive under the Company’s health plan for the first 24 months (12 months for Mr. Beesley) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminution in his or her position and responsibilities.

The agreements in effect for 2020 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite.  The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The restricted stock award agreements provide that an executive will not become vested in any restricted stock if the executive does not remain continuously employed from the grant date until the last day of the applicable vesting period, except that upon a voluntary termination of employment after attaining age 66 with ten years of service or a termination of employment due to death or disability, an executive will vest in the remaining unvested shares subject to the award. The RSU award agreements provide that if an executive’s employment terminates for any reason during the annual performance period, the award is forfeited, and if the executive’s employment terminates after the RSU award is converted to restricted stock following the end of the performance period, the accelerated vesting provisions discussed above apply.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated on a Change in Control. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the Change in Control. If the awards are assumed by a public company, and within two years following the Change in Control the executive’s employment is terminated by the company without Cause or by the executive for Good Reason (as such terms are defined in the agreement), the awards fully vest.

2020 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2020.

Name:	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Eric S. McRae	Bradley L. Beesley
Change in Control:
Base Salary	$952,728	$492,836	$624,786	$645,232	$186,420
Incentive Compensation (1)	239,328	62,289	82,799	74,424	218,224
Continued Health Coverage (2)	17,880	15,072	20,976	11,616	5,808
Value of Vesting of Unvested Stock Awards (3)	350,064	95,359	112,189	100,980	67,320

No Change in Control:
Base Salary	$476,364	$246,418	$312,393	$272,616	$186,420
Continued Health Coverage (2)	8,940	7,536	10,488	5,808	5,808

Retirement, Death or Disability:
Value of Vesting of Unvested Stock Awards (3)	$350,064	$95,359	$112,189	$100,980	$67,320

(1)	Represents an amount equal to the cash incentive compensation earned by the executive for 2019 and paid in 2020.
(2)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.
(3)

The value of the restricted stock and RSUs that vest upon a Change in Control is calculated based on the number of unvested shares covered by the restricted stock award plus the RSUs subject to the performance goal, multiplied by the closing price of the Company’s common stock on December 31, 2020 ($33.66).

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2020. All our employees are located in the United States.

A total of 1,035 employees were included. Compensation was measured over the 12-month period beginning on January 1, 2020 and ending on December 31, 2020. The median employee compensation was determined using 2020 W-2 (Box 5) compensation. Wages were annualized for employees who did not work the entire calendar year.

Mr. Dively had 2020 annual total compensation of $1,011,661 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2020 that would be reportable in the Summary Compensation Table was $35,326. As a result, the CEO pay ratio is 29:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $6,250 quarterly retainer, paid at the start of each calendar quarter, for their services in 2020 (this retainer amount was increased by $1,250 from 2019).  The lead independent director received an additional quarterly retainer of $2,500 for his or her services in 2020. The non-employee directors of the Company were not granted any form of stock-based compensation in 2020.  During 2020:

•

Audit committee members received a $625 quarterly retainer for their audit committee meeting services.  The audit committee chairman, who is also designated a financial expert, also received an additional $1,875 quarterly retainer and the audit committee financial expert received an additional $1,000 quarterly retainer.

•

Compensation committee members received a $625 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $1,000 quarterly retainer.

•

Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services.  Non-employee directors who also served on the board of directors of Data Services, Wealth Management or Insurance Group each received $500 quarterly retainers for such services.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2020. Mr. McCurry, a current non-employee director of the Company, did not join the Board of Directors until February 2021.

	Fees Earned Or Paid in Cash ($)
Holly B. Adams (f/n/a Holly A. Bailey)	54,000	(1)
Robert S. Cook	46,000	(2)
Steven L. Grissom	50,000	(3)
Zachary I. Horn	46,000	(4)
Gary W. Melvin	23,000	(5)
Ray A. Sparks	51,000	(6)
Mary J. Westerhold	53,500	(7)
James E. Zimmer	49,000	(8)

(1)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500 respectively. Ms. Adams also received $2,000 for serving as the compensation committee chairman for the first two quarters of 2020 and $6,000 for serving as the lead director during 2020.

(2)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively.

(3)

This amount represents the compensation earned for serving, as a director of the Company and First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as the audit committee financial expert of $4,000.

(4)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively.

(5)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $12,500, $5,000, $1,000, $1,000 and $1,000, respectively, for serving as a member of the audit committee and the compensation committee of $1,250 and $1,250, respectively. Mr. Melvin retired from the Board of Directors following the annual meeting in April 2020.

(6)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000, respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively. Mr. Sparks also received $5,000 for serving as the lead independent director for the first and second quarters of 2020.

(7)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as the audit committee chairman and financial expert of $7,500.

(8)

This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, $2,000 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively. Mr. Zimmer also received $3,000 for serving as the compensation committee chairman during 2020.

PROPOSAL 2 – APPROVAL OF A SHARE INCREASE UNDER THE FIRST MID-ILLINOIS BANCSHARES, INC 2017 STOCK INCENTIVE PLAN

The Company maintains the First Mid-Illinois Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”), which was approved by the Company’s stockholders on April 26, 2017.  The Plan is the Company’s only stock-based compensation plans, and it provides for discretionary grants of stock options, stock awards, stock units and stock appreciation rights (SARS) to employees, non-employee directors and consultants.

Share Increase

On January 26, 2021, the Board of Directors of the Company approved an increase in the number of shares of common stock available under the Plan by 250,000 shares.  This share increase requires stockholder approval, which the Company is seeking at this stockholders’ meeting.

The Company views its use of stock-based awards as an essential part of the Company’s compensation program and as an important element in achieving the program’s goals.  These awards help align pay with performance and allow the Company to better link the financial interests of employees, non-employee directors and consultants with stockholders.  The Company also believes that equity compensation motivates employees, non-employee directors and consultants to create stockholder value, because the value they realize from equity compensation is based in large part on the Company’s common stock price performance.

The increase in the number of the shares available under the Plan is to ensure that we have the continued ability to make awards under the Plan. The Company obtained initial stockholder approval of the Plan in 2017 pursuant to which 149,983 shares were available for issuance (which was the number of shares remaining under the prior 2007 Stock Incentive Plan which expired in 2017). As of March 4, 2021, there were only 54,541 shares that remained available for future grants under the Plan. We expect that the requested increase in the number of shares would likely be sufficient to provide Plan awards for four additional years, at which time the Company would seek stockholder approval for the award of any additional shares under the Plan.

If stockholder approval of the share increase is not obtained, there will be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in future years. In this event, the Company would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate key employees and non-employee directors.

Plan Award Information; Plan Restrictions

Share Usage

Since 2011, awards granted under the Plan have been in the form of performance-based restricted stock/restricted stock units. The following table sets forth information regarding the number of shares subject to awards granted over each of the last three years:

	2020	2019	2018
Stock options/SARs:	—	—	—
Time vested full-value shares granted:	25,200	25,950	13,250
Performance shares earned and vested:	—	—	—
Weighted-average common shares outstanding:	16,716,880	16,675,269	14,487,126
Share usage rate:	0.15%	0.16%	0.09%

Dilution and Expected Dilution

Stock options/SARs outstanding:	—
Weighted-average exercise price of outstanding stock options/SARs:	—
Full-value time-vested awards outstanding:	42,399
Full value performance-vested awards outstanding (at target):	—
Shares available for future grants under the Plan:	54,541
Requested additional shares under the Plan:	250,000
Proposed share reserve under the Plan:	—
Common shares outstanding:	18,039,242

The Company, through its compensation committee, believes that it has prudently managed awards under the Plan, giving proper consideration to the dilutive impact of stock awards on stockholder equity, and it has evaluated this share request carefully in the context of the need to attract, motivate, and retain high quality employees and directors. The total fully-diluted overhang as of March 4, 2021, assuming that the entire proposed share reserve is granted in full-value awards only (the Company’s historical practice since 2011) would be 1.89%.  In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of numerator and common shares outstanding, with all data effective as of March 4, 2021. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution.

Plan Restrictions

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

•	Dividends on all stock awards and dividend equivalents on all stock unit awards are paid only to the extent the awards vest.
•

Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.

•	Shares that are used to pay the stock option or SAR exercise price or required tax withholding on any award cannot be used for future grants under the Plan.
•	Repricing of stock options or SARs without stockholder approval is prohibited.
•

Under the Plan’s definition of change in control, the change in control must actually occur before there can be any different treatment of outstanding awards granted under the Plan.  If upon a change in control of the Company outstanding awards are assumed by a public company, accelerated vesting only occurs if the employee’s employment is subsequently terminated without cause or for good reason within two years following the change in control.

•

Under its Incentive Compensation Recoupment Policy, the Company can recoup a Participant’s stock compensation in the event there is a restatement of the Company’s financial statements, or the Participant has engaged in misconduct that results in material loss or damage to the Company.

Description of the Plan

The following is a summary of the key terms of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement.  Stockholders are encouraged to review the Plan carefully.

Plan Administration.  The Plan is administered by a committee consisting of the Board of Directors, or if the Board so delegates, a sub-committee of the Board which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Committee”).  The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards.  The Committee may delegate to the Chief Executive Officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

Number of Shares of Common Stock.  The number of shares of our common stock that may be issued under the Plan would, if this amendment is approved, increase by 250,000 shares, from 149,983 shares to 399,983 shares.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award granted under the Plan expires, terminates or is forfeited or cancelled for any reason, the shares subject to the award will again be available for issuance.  Any shares subject to an award that are delivered to the Company or withheld by the Company on behalf of a Participant as payment for the award (including the exercise price of a stock option or SAR) or as payment for any withholding taxes due in connection with the award, or that are purchased by the Company with proceeds received from a stock option exercise, will not again be available for issuance.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction.  In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any calendar year is 50,000; (ii) the maximum number issuable upon settlement of stock awards or stock unit awards granted to any employee in any calendar year is 50,000; and (iii) the maximum number issuable as incentive stock options is 399,983.

Eligibility.  The Committee has full authority to select the individuals eligible to receive awards under the Plan.  All employees, non-employee directors and consultants of the Company and its subsidiaries who are designated by the Committee are eligible to receive awards under the Plan.  As of March 4, 2021, all non-employee directors and approximately 36 employees were eligible to participate in the Plan.

Types of Awards.  The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees, non-employee directors and consultants.  Each award made under the Plan will be evidenced by an award agreement specifying the terms and conditions of the award as determined by the Committee.

Stock Options.  The Committee may grant non-qualified or incentive stock options to employees and non-qualified stock options to non-employee directors and consultants.  The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”); and (ii) each option will expire not later than 10 years from the date of the grant.  Dividends or dividend equivalents are not paid on stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted.

Stock Awards.  The Committee may grant shares of common stock to any participant, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award.  Unless otherwise specified in an award agreement, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any stock award will be held by the Company and paid only to the extent the restrictions lapse.  Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Stock Units.  The Committee may grant stock units to any participant. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award.  Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the Company and paid only to the extent the restrictions lapse.

SARs.  The Committee may grant SARs to any participant.  Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised.  Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement.  The Committee has the discretion to set the terms and conditions applicable to SARs, provided that the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, and each SAR will expire not later than ten years from the date of grant. Dividends or dividend equivalents are not paid on SARs. It is intended that SARs qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

Payment for Stock Options and Withholding Taxes.  The Committee may make one or more of the following payment methods available for payment of any award, including the exercise price of a stock option, and for payment of any minimum withholding tax required to be withheld:  cash; cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price; directing the Company to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; or delivery (either directly or through attestation) of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price.

Transferability.  No award granted under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a non-qualified stock option transferred without value by the participant during his lifetime.

Provisions Relating to a Change in Control.  The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control of the Company. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the change in control.  If the awards are assumed by a public company, they will continue to vest; provided that if within two years following the change in control the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the award agreement), the awards fully vest.

Amendment of Award Agreements; Amendment and Termination of Plan.  The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may materially impair the right of any participant under any outstanding award without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders.  Repricing is broadly defined to include reducing the exercise price of a stock option or SAR or cancelling a stock option or SAR in exchange for cash, other stock options or SARs with a lower exercise price or other stock awards.  An equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events does not constitute repricing for purposes of this prohibition.

Term of Plan.  The Committee can grant awards under the Plan for 10 years following the date of the Board’s approval of the Plan, or until February 28, 2027.

Description of Material Changes from Existing Plan

The only material changes from the Plan as in effect prior to this amendment are (i) the increase of 250,000 shares available for issuance under the Plan, from 149,983 shares to 399,983 shares and (ii) the clarification that a change in control of the Company must actually occur before there can be any different treatment of outstanding awards granted under the Plan.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service.  Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan.  Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.  A participant will not recognize any income at the time of grant.  On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.  The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised.  The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant.  When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.  A participant will not recognize any income at the time of grant.  If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise.  When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss.  No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount.  Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units.  If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture.  The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares.  This amount will also be the participant’s tax basis for the shares.  The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized.  In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares.  The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares.  The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized.  When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant.  If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs.  A participant will not recognize any income at the time of the grant of an SAR.  Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise.  The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in 2021 and future years under the Plan.  On March 4, 2021, the last reported sales price for the common stock was $38.59 per share.

_______________________________________________________________________________

The board of directors recommends a vote “FOR” the approval of a 250,000 increase in the number of shares available under the First Mid-Illinois Bancshares, Inc. 2017 Stock Incentive Plan. The affirmative vote of the holders of a majority of the votes represented at the annual meeting virtually or by proxy will be required for approval. Abstentions and broker nonvotes will count as a vote "AGAINST" Proposal No. 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	—	—	315,235	(1)
(B) Stock Incentive Plan			82,291	(2)
Equity compensation plans not approved by security holders (3)	—	—	—
Total	—	—	397,526

(1)	Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2)	Consists of restricted stock and/or restricted stock units.
(3)	The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2013, the audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.”  The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the annual amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).  Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”).  In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction.  The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith.  In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended.  No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.  There were no transactions during 2020 that met these criteria.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2020. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal, members of their immediate families and entities in which one or more of them have a material interest obtained in 2020, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 16, 2021.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 19, 2021

EXHIBIT A

First mid ~~illinois~~ Bancshares, inc.
2017 stock incentive plan*

*[Note: This copy of the Plan reflects the amendments discussed in Proposal 2 of the Proxy Statement, which are the only amendments to the Plan since it was last approved by stockholders of the Company on April 26, 2017.]

THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

FIRST MID ~~ILLINOIS~~ BANCSHARES, INC.

2017 STOCK INCENTIVE PLAN

1.	Purpose of the Plan.

First Mid ~~Illinois~~ Bancshares, Inc. (the “Company”) hereby adopts the First Mid ~~Illinois~~ Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”) as of February 28, 2017, subject to approval by Company stockholders at the Company’s annual meeting of stockholders to be held on April 26, 2017.  The Plan is intended to provide a means whereby Directors, Employees and Consultants of the Company and its Subsidiaries may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company and its Subsidiaries, thereby advancing the interests of the Company and its stockholders.  Accordingly, Directors, Employees and Consultants may be provided the opportunity to acquire shares of common stock of the Company or otherwise participate in the financial success of the Company, on the terms and conditions established herein.

2.	Definitions.

The following terms shall be defined as set forth below:

(a)“Award” shall mean any award granted under the Plan, including a Stock Option, a Stock Award, a Stock Unit or a Stock Appreciation Right.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Change in Control” shall mean:

(i)the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company other than through the receipt of Shares pursuant to the Plan or the First Mid-Illinois Bancshares, Inc. Dividend Reinvestment Plan;

(ii)the individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders of the Company, of any new director was approved by a vote of a majority of the board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)~~approval by stockholders of the Company~~ the consummation of:  (A) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or ~~an agreement for~~ the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because 50% or more of the combined voting power of the then outstanding securities of the Company are acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity, or by any corporation which, immediately prior to such acquisition, is owner directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; and (y) in the case of an Award subject to Section 409A of the Code, in no event shall a Change in Control be deemed to have occurred if the event would not constitute a Change in Control as described in Treas. Reg. §1.409A-3(i)(5).

(d)“Code” shall mean the Internal Revenue Code of 1986, and any amendments thereto.

(e)“Committee” shall mean the committee appointed by the Board in accordance with Section 3 hereof.

(f)“Company” shall mean First Mid ~~Illinois~~ Bancshares, Inc., a Delaware corporation.

(g)“Consultant” shall mean a natural person who provides bona fide services to the Company or a Subsidiary and whose services are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(h)“Director” shall mean a director of the Company who is not an employee of the Company or a Subsidiary.

(i)“Employee” shall mean an employee of the Company or any Subsidiary.

(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, and any amendments thereto.

(k)“Fair Market Value” shall mean, as of any date, the closing sales price of a Share on the NASDAQ Stock Market on such date, or if no trading occurs on such date, the trading day immediately preceding such date.

(l)“Incentive Stock Option” or “ISO” shall mean a stock option awarded under Section 5 of the Plan that satisfies the requirements of Code Section 422 or any successor provision.

(m)“Nonqualified Stock Option” or “NSO” shall mean a stock option awarded under Section 5 of the Plan that is not an Incentive Stock Option.

(n)“Participant” shall mean any Director or Employee of, or Consultant to, the Company or a Subsidiary who is selected to participate in the Plan.

(o)“Securities Act” shall mean the Securities Act of 1933, and any amendments thereto.

(p)“Share” shall mean a share of common stock, par value $4.00 per share, of the Company.

(q)“Stock Appreciation Right” or “SAR” shall mean a right awarded under Section 8 of the Plan to receive the appreciation in the Fair Market Value of a stated number of Shares.

(r)“Stock Award” shall mean a grant of Shares awarded under Section 6 of the Plan.

(s)“Stock Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(t)“Stock Unit Award” shall mean a right to receive Shares awarded under Section 7 of the Plan.

(u)“Subsidiary” shall mean an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

3.	Administration of the Plan.

(a)The Committee.  The Plan shall be administered by a Committee consisting of the entire Board, or if the Board so delegates, by a sub-committee of the Board which shall be comprised of two or more directors who are “~~outside directors” (within the meaning of Code Section 162(m)) and “~~non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).  The Committee shall have sole authority to:

(i)select the Directors, Employees and Consultants to whom Awards shall be granted under the Plan;

(ii)establish the timing, form, amount and conditions of each such Award and other limitations, restrictions, terms and conditions applicable to each such Award;

(iii)interpret the Plan; and

(iv)adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.

All decisions made by the Committee in administering the Plan shall be final.

(b)Delegation.  To the extent permitted by applicable law, regulation, and rules of a stock exchange on which the Shares are listed or traded, the Committee may delegate to the Chief Executive Officer of the Company its authority to grant Awards to Employees and to determine the terms and conditions thereof, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act ~~or officers who are or may be “covered employees” as defined in Section 162(m) of the Code~~, and provided that such delegation sets forth the time period during which the Awards may be granted and the number of Awards that may be granted during such time period.

(c)Indemnification.  No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith.  Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

~~(d)Performance Goals.~~

~~(i)The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Code Section 162(m).~~

~~(ii)Performance goals may be based on one or more business criteria, including but not limited to: earnings or earnings per share; return on equity; common stock price; return on investment; return on assets; tangible book value per share; net income; expense management; credit quality; revenue growth; or operating leverage.  Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee.  In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements and effects of changes in tax laws), as may be determined by the Committee.  Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.~~

~~(iii)With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria described above, and shall establish targets for Participants for achievement of performance goals.  The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants.  Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall authorize Awards, as applicable, to the Participant for whom the targets were established.~~

(d)~~(e)~~Award Agreements.

(i)Each Award under the Plan shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award.  In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company:  (A) an agreement not to compete with, or solicit the customers or employees of, the Company and its Subsidiaries; (B) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (C) an agreement to retain the confidentiality of certain information.  Such Award Agreement or other agreement may contain such other terms and conditions as the Committee shall determine, including provisions for the Participant’s forfeiture of an Award in the event of the Participant’s noncompliance with the provisions of such Award Agreement or other agreement.

(ii)If the Participant shall fail to enter into any such Award Agreement at the request of the Committee and within any period specified by the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

4.	Shares Subject to the Plan.

(a)Total Number of Shares.  The total number of Shares that may be issued under the Plan shall be 399,983 Shares (149,983 Shares prior to January 26, 2021).  Any Shares that remain unissued at the termination or expiration of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan.  Such Shares may be either authorized but unissued Shares or treasury Shares, and shall be adjusted in accordance with the provisions of Section 4(d) of the Plan.

(b)Reuse of Shares.

(i)The number of Shares delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or any required withholding taxes, shall not again be available for issuance pursuant to subsequent Awards, and shall count towards the aggregate number of Shares that may be issued under the Plan.  Any Shares purchased by the Company with proceeds from a Stock Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of Shares that may be issued under the Plan and shall not increase the number of Shares available under the Plan.

(ii)If there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason, or if Shares are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof, the Shares subject to such Award or reacquired by the Company shall again be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of Shares that may be issued under the Plan.

(c)Shares Under Awards.  Of the Shares authorized for issuance under the Plan:

(i)The maximum number of Shares as to which an Employee may receive Stock Options or SARs in any calendar year is 50,000, or in the event an SAR is settled for cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the SAR is settled.

(ii)The maximum number of Shares that may be used for Stock Awards and/or Stock Unit Awards ~~that are intended to qualify as “performance based” in accordance with Code Section 162(m)~~ that may be granted to any Employee in any calendar year is 50,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the Award is settled.

(iii)The maximum number of Shares that may be subject to Incentive Stock Options is 399,983 (149,983 Shares prior to January 26, 2021).

(d)Adjustment.  In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of Shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan.  Such adjustments may include: (i) adjustment in the number and kind of Shares reserved for issuance under the Plan; (ii) adjustment in the number and kind of Shares covered by outstanding Awards; (iii) adjustment in the exercise price of outstanding Stock Options or SARs or the price of Stock Awards or Stock Unit Awards under the Plan; (iv) adjustments to any of the Shares limitations set forth in Section 4(a) or 4(c) of the Plan; and (v) any other changes that the Committee determines to be equitable under the circumstances.

5.	Stock Options.

(a)Grants of Stock Options.  Subject to the terms of the Plan, the Committee may grant Stock Options that constitute ISOs to Employees and NSOs to all Participants.  Unless otherwise expressly provided at the time of grant, Stock Options granted under the Plan shall be NSOs.

(b)Terms and Conditions of Stock Options.  Each Stock Option granted under the Plan shall be subject to the terms and conditions established by the Committee as set forth in the related Stock Option Agreement, including the type of Stock Option granted, the number of Shares subject to the Stock Option, the exercise price, the vesting schedule, the terms for payment of the exercise price and any withholding taxes, and the expiration date; provided, however, that no Stock Option shall be credited with any amounts equal to dividends and other distributions that a Participant would have received had he held the Shares subject to an unexercised Stock Option.

(c)Additional Terms and Conditions Applicable to All Stock Options.  Each Stock Option shall be subject to the following terms and conditions:

(i)The exercise price of each Stock Option shall not be less than the Fair Market Value of a Share on the date the Stock Option is granted.

(ii)Each Stock Option shall become exercisable as provided in the related Stock Option Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment or service with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(iii)Except as provided below in (d), each Stock Option shall expire, and all rights to purchase Shares thereunder shall expire, on the date fixed by the Committee in the Stock Option Agreement, which shall not be later than ten years after the date of grant; provided however, if a Participant is unable to exercise a Stock Option because trading in the Shares is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

(iv)A Stock Option may be exercised only by giving written notice to the Company in accordance with procedures established by the Committee specifying the number of Shares to be purchased and any other information required by the Committee.  The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:  (A) in cash (including personal check), (B) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the Shares subject to the Stock Option to pay the exercise price, (C) by directing the Company to withhold a number of Shares otherwise issuable in connection with the Stock Option having a Fair Market Value equal to the exercise price, or (D) by delivering (either directly or through attestation) previously acquired Shares that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price.  The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(d)Additional Terms and Conditions Applicable to Incentive Stock Options.  In addition to the foregoing, each ISO shall be subject to the following terms and conditions:

(i)The exercise price of an ISO granted to an Employee who, at the time such ISO is granted, owns stock of the Company possessing more than 10% of the total combined voting power of all classes of Shares (or its parent or subsidiaries as defined in Code Section 422(b)(6)) (hereinafter referred to as a “10% Stockholder”) shall not be less than 110% of the Fair Market Value of a Share on the date the ISO is granted.

(ii)No ISO granted to a 10% Stockholder may be exercised more than five years after the date of grant.  No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

(iii)The aggregate Fair Market Value (determined at the time the ISO is granted) of Shares which first become exercisable during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000.  In the event that this limit is exceeded, so much of the ISO that does not exceed the limit shall be an ISO and the remainder shall be a NSO, but in all other respects the original terms and conditions of the Stock Option shall remain in full force and effect.

6.	Stock Awards.

(a)Grants.  The Committee may grant Shares under the Plan to any Participant.

(b)Terms and Conditions of Grant.

(i) Each Stock Award shall be subject to the terms and conditions established by the Committee as set forth in the related Stock Award Agreement, including the number of Shares granted, and any restrictions, including without limitation, prohibitions against transfer, substantial risks of forfeiture or attainment of performance objectives.

(ii)The restrictions to which the Shares awarded hereunder are subject shall lapse as provided in the related Stock Award Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment or service with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Stockholder Rights.  Subject to the foregoing, and except as otherwise provided by the Committee, the Participant receiving a Stock Award shall have all other rights of a stockholder including, but not limited to, the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares; provided that the Committee shall accumulate and hold such dividends and other distributions and pay them to the Participant only upon, and to the extent of, the lapse of the restrictions to which the Award is subject.  Any such dividends or other distributions held by the Company attributable to the portion of a Stock Award that is forfeited shall also be forfeited.

7.	Stock Unit Awards.

(a)Grants.  The Committee may grant Stock Units to any Participant.  Each Stock Unit shall entitle the Participant to receive, on the date or occurrence of an event determined by the Committee, one Share or cash equal to the Fair Market Value of a Share on the date of such event, as determined by the Committee at the time of grant.

(b)Terms and Conditions of Grant.

(i)Each Stock Unit Award shall be subject to such terms and conditions established by the Committee as set forth in the related Stock Unit Award Agreement, including the number of Stock Units granted, and any restrictions, including without limitation, prohibitions against transfer, substantial risks of forfeiture or attainment of performance objectives.

(ii)The restrictions to which the Shares awarded hereunder are subject shall lapse as provided in the related Stock Unit Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment or service with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Stock Unit Holder Rights.  Unless otherwise provided by the Committee, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in Shares.  The Committee may provide that, until the Stock Units are settled in Shares or cash, the Participant shall be entitled to receive, on each dividend or distribution payment date applicable to the Shares, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual Shares; provided that the Committee shall to accumulate and hold such dividends or distributions and pay them to the Participant only upon, and to the extent of, the lapse of the restrictions to which the Award is subject.  Such amount held by the Company attributable to the portion of the Stock Unit Award that is forfeited shall also be forfeited.

8.	Stock Appreciation Rights.

(a)Grants.  The Committee may grant SARs under the Plan to any Participant.  Upon exercise, an SAR entitles the Participant to receive from the Company the number of Shares having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of Shares with respect to which the SAR is being exercised.  The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligations arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such Shares on the date of exercise.  Cash shall be delivered in lieu of any fractional Shares.

(b)Terms and Conditions of Grant.

(i)Each SAR granted under the Plan shall be subject to the terms and conditions established by the Committee as set forth in the related SAR Agreement, including the number of Shares subject to the SAR, the exercise price, the vesting schedule, and the expiration date; provided, however, that no SAR shall be credited with any amounts equal to dividends and other distributions that a Participant would have received had he held the Shares subject to an unexercised SAR.

(ii)An SAR may be granted independently of a Stock Option, or in tandem with or with reference to a related Stock Option granted prior to or at the same time as the grant of the SAR, in which event the Participant may elect to exercise the Stock Option or the SAR, but not both, as to the same Shares subject to the Stock Option and the SAR.  The tandem SAR shall be exercisable only at such time as the Stock Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Stock Option.  Upon the exercise of a tandem SAR, the unexercised Stock Option, or the portion thereof to which the exercised portion of the tandem SAR is related, shall expire.  The exercise of any Stock Option shall cause the expiration of the tandem SAR related to such Stock Option, or portion thereof, that is exercised.

(c)Additional Terms and Conditions Applicable to All SARs.  Each SAR shall be subject to the following terms and conditions:

(i)The exercise price of each SAR shall not be less than the Fair Market Value of a Share on the date the SAR is granted.

(ii)Each SAR shall become exercisable as provided in the related SAR Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(iii)Each SAR that has not terminated earlier shall expire on the date 10 years after the date of grant; provided however, if a Participant is unable to exercise an SAR because trading in the Shares is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

(d)Payment on Exercise.  An SAR may be exercised only by giving written notice to the Company, in accordance with procedures established by the Committee, specifying the number of Shares to be purchased.  Upon exercise of an SAR, the Participant shall be paid the excess of the then Fair Market Value of a Share on the date of such exercise over the exercise price of the SAR multiplied by the number of Shares with respect to which the SAR is being exercised.  Such amount shall be paid in cash or in Shares having a Fair Market Value equal to such amount.

9.	Change in Control.

(a)In the event of a Change in Control, the Committee is authorized, and has sole discretion, as to any Award at the time such Award is granted hereunder or any time thereafter, to provide that (i) all outstanding Awards shall become fully vested and exercisable; (ii) all restrictions applicable to all Awards shall terminate or lapse; and (iii) performance goals applicable to any Awards shall be deemed satisfied at target level (or actual level, if higher).

(b)In addition to the Committee’s authority set forth in Section 3, upon such Change in Control of the Company, the Committee is authorized and has sole discretion as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions:  (i) provide for the purchase of any outstanding Stock Option or the mandatory exercise of any outstanding SAR, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby multiplied by the number of Shares subject to the Stock Option or SAR; (ii) provide for the purchase of any outstanding Stock Award and/or Stock Unit for an amount of cash equal to the then Fair Market Value of the Shares, multiplied by the number of Shares subject to the Stock Award or Stock Unit; (iii) make such adjustment to any outstanding Award as the Committee deems appropriate to reflect the change in Control; or (iv) cause any outstanding Award to be assumed or continued by the acquiring or surviving corporation after the Change in Control.  If any Award is assumed or continued after the Change in Control, the vesting provisions shall be continued, provided that the Committee may in the Award Agreement provide for accelerated vesting if the Participant’s employment terminates following the Change in Control.

10.	Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than: (a) by will or by the laws of descent and distribution; (b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or (c) as permitted by the Committee with respect to a NSO transferable by the Participant during his or her lifetime.  In each case, the transfer shall be for no value, and the other terms and conditions applicable to the transferability of the Award shall be established by the Committee.

11.	Withholding of Tax.

In connection with any Award, and as a condition to the issuance or delivery of any Shares or cash amount to the Participant in connection therewith, the Committee may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law.  The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:   (a) in cash;  (b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the Shares subject to the Award to pay the withholding taxes;  (c) by directing the Company to withhold such number of Shares otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld; or (d) by delivering (either directly or through attestation) previously acquired Shares that have an aggregate Fair Market Value equal to the amount required to be withheld.  The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

12.	Stock Certificates.

Once a Participant becomes entitled to receive Shares in connection with an Award under the Plan, the Company shall either (a) issue, in the name of the Participant, stock certificates representing the total number of Shares granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Shares are forfeited, resold to the Company, or the restrictions lapse, or (b) in lieu of issuing stock certificates, reflect the issuance of Shares to a Participant on a non–certificated basis, with the ownership of such Shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.  Each stock certificate issued, or each book-entry made, in respect of any Award subject to any restriction or forfeiture shall bear or be subject to the following legend:

The Shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions on transfer) contained in the First Mid-Illinois Bancshares, Inc. ~~2007~~ 2017 Stock Incentive Plan and any related Award Agreement between the Company and the individual receiving the Shares.  Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Award Agreement, a copy of each of which is on file in the office of the Secretary of the Company.

13.	Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option or SAR for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:

(a)to effect, amend or maintain any necessary registration of the Plan or the Shares issuable pursuant to an Award, including  upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b)to permit any action to be taken in order to (i) list such Shares on a stock exchange if Shares are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its Shares, including any rules or regulations of any stock exchange on which the Shares are listed; or

(c)to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue Shares in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

14.	Amendment or Termination of the Plan or Award Agreements.

(a)Plan.  Except as described in Section 14(c) below, the Board may amend, suspend or terminate the Plan, or a portion thereof, at any time, but no amendment shall be made without approval of stockholders of the Company if such approval is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed.  No amendment, suspension or termination of the Plan shall materially impair the rights of any Participant, without his or her consent, with respect to any outstanding Awards unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.  Subject to the foregoing, the Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b)Award Agreements.  The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed.

(c)No Repricing of Stock Options or SARs.  Notwithstanding the foregoing, and except as described in Section 4(d), there shall be no amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs without stockholder approval.  For this purpose repricing includes a reduction in the exercise price of the Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Options or SARs, Stock Awards or any other consideration provided by the Company, but does not include any adjustments described in Section 4(d).

15.	Effective Date and Term of Plan.

(a)The Plan has been adopted by the Board, and is effective, as of February 28, 2017, subject to the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on April 26, 2017 and any adjournment or postponement thereof.

(b)In the event the Plan is not approved by stockholders of the Company at its 2017 annual meeting, (i) the Plan shall have no effect, and (ii) any Awards granted on or after February 28, 2017 shall be cancelled.  In the event the stockholders of the Company do not approve the increase in the number of Shares that may be issued under the Plan at the Company’s annual meeting of stockholders held on April 28, 2021, all references to 399,983 Shares shall have no effect.

(c)Term of Plan.  Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the 10th anniversary of the Plan’s effective date set forth in Section 15(a) above.

16.	Service.

A Participant shall be considered to be in the service of the Company or a Subsidiary as long as he or she remains a Director, Employee or Consultant of the Company or such Subsidiary.  Nothing herein shall confer on any Participant that right to continued service with the Company or a Subsidiary or affect the right of the Company or such Subsidiary to terminate such service.

17.	Governing Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

First Mid BANCSHARES, INC. VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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2021 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Holly B. Adams f/k/a Holly A. Bailey	☐	☐
02 - Joseph R. Dively	☐	☐
03 - Zachary I. Horn	☐	☐

	For	Against	Abstain
2. A vote on the approval to increase the number of shares of common stock authorized under the 2017 Stock Incentive Plan by 250,000 shares.	☐	☐	☐

3. In their discretion, on such other matters that may properly come before the meeting, and any adjournments thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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03ESIC

We are pleased to welcome shareholders to the 2021 Annual Meeting. Due to the COVID-19 pandemic the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders and employees.

The First Mid Bancshares, Inc. Annual Meeting of Shareholders will be held on April 28, 2021 at 4:00 p.m. CST. Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders and employees.

To attend, vote, and submit questions during the Annual Meeting visit www.meetingcenter.io/267662445 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card and the meeting password, FMBH2021. Online access to the live webcast will open approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, please email aholt@firstmid.com before April 27, 2021 at 5:00 p.m. CST and indicate your 16-digit control number in the subject line of the email.

If you were a beneficial holder of record of common stock of First Mid as of the Record Date (i.e. you hold your shares in "street name" through an intermediary, such as a bank or broker), you must register in advance to virtually attend the Annual Meeting. To register you must submit proof of your legal proxy reflecting the number of shares of First Mid common stock you held as of the Record Date, along with your name and email address to Computershare. Please forward the email from your broker, or attach an image of your legal proxy to Computershare at legalproxy@computershare.com. Requests for registration must be labeled "Legal Proxy" and be received no later than 5:00 p.m. CST on April 23, 2021. You will then receive a confirmation email from Computershare of your registration, along with a control number, by email from Computershare.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

Internet – Go to www.envisionreports.com/FMBH. Click Cast Your Vote or Request Materials.
Phone – Call us free of charge at 1-866-641-4276.
Email – Send an email to investorvote@computershare.com with "Proxy Materials First Mid Bank" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 13, 2021.

Small steps make an impact.

First Mid Bancshares, Inc.

Notice of 2021 Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT!

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

2020 annual meeting admission ticket 2020 annual meeting of first mid bancshares, inc. shareholders April 29, 2020, 4:00pm cst first mid bank & trust 1515 charleston avenue, Mattoon, il 61938 upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the internet availability of proxy materials for the annual meeting of shareholders. The material is available at : www.envisionreports.com/fmbh small steps make an impact help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/fmbh if voting by mail, sign, detach and return the bottom portion in the enclosed envelope. First mid Bancshares, inc. notice of 2020 annual meeting of shareholders proxy is solicited by board of directors for the annual meeting – April 29, 2020 michael l. taylor and matthew k. smith, or any of them, each wwer of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of shareholders of first mid Bancshares, inc. to be held on April 29, 2020 or at any postponement or adjournment thereof. This proxy will be voted in accordance with specifications made. If no choice Is indicated, this proxy will be voted for the election of all nominees listed hereon. Your vote is important! Please vote your shares by completing, signing, dating and returning this proxy card promptly using the enclosed envelope, (items to be voted appear on reverse side) c non – voting items change of address – please print new address below. Comments – please print your comments below.